Exhibit 99.(h)(11)

AMENDMENT

To Transfer Agency and Service Agreement dated October 1, 2007 (the “Agreement”)

Between

Each of the Credit Suisse Entities, Individually and not Jointly,

as Listed on Schedule A to the Agreement (the “Funds”)

and

Boston Financial Data Services, Inc. (the “Transfer Agent”)

This Amendment is made as of this 28th day of March, 2012, between the Funds and the Transfer Agent.

In accordance with Section 17 (Additional Funds) and Section 16.1 (Amendment) of the Agreement, as amended between the Funds and the Transfer Agent, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.               Schedule A (Funds).  The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated March 28, 2012;

2.               All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by the Amendment.

3.               In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

4.               This Amendment may be executed by the parties hereto on any number of counterparts and all of said counterparts take together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE CREDIT SUISSE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE AGREEMENT	BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/Michael A. Pignataro	By:	/s/Richard J. Ahl
Name:	Michael A. Pignataro	Name:	Richard J. Ahl
Title:	CFO	Title:	SVP

SCHEDULE A
Dated: March 29, 2012

Fund	Type of Entity	State of Organization

Credit Suisse Commodity Return Strategy Fund	Trust	DE

Credit Suisse Trust	Trust	MA
Commodity Return Strategy Portfolio

Credit Suisse Opportunity Funds	Trust	DE
Credit Suisse Floating Rate High Income Fund
Credit Suisse Liquid Alternative Fund